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   EXHIBIT  21   -     LIST OF SIGNIFICANT SUBSIDIARIES OF THE BISYS GROUP,
                       INC. AS OF SEPTEMBER 30, 1998


1.       BISYS, Inc., a Delaware corporation.

2.       BISYS Plan Services, Inc., a Delaware corporation.

3.       BISYS Research Services, Inc., a Delaware corporation.

4.       BISYS Fund Services, Inc., a Delaware corporation ("Fund Services").

5.       Document Solutions, Inc., a Delaware corporation.

6.       Concord Holding Corporation, a Delaware corporation ("Concord").

7.       BISYS Insurance Services, Inc., a Pennsylvania corporation.

8.       BISYS Creative Solutions, Inc., a Delaware corporation.

9.       BISYS Networking Services, Inc., a Massachusetts corporation.